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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on June 25, 2004 pertaining to the Senomyx, Inc. 2004 Equity Incentive Plan and Senomyx, Inc. 2004 Employee Stock Purchase Plan, of our report dated March 23, 2004 (except paragraph 1 of Note 8, as to which the date is June 7, 2004 and paragraphs 2 and 3 of Note 8, as to which the date is June 16, 2004), with respect to the financial statements of Senomyx, Inc. included in its Registration Statement on Form S-1 (No. 333-113998) and related Prospectus, filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

San Diego, California
June 24, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM